EXHIBIT 99.2

Tautachrome (OTC: TTCM) Predicts ARknet’s Role in the Metaverse

ORO VALLEY, AZ – December 6, 2021 (GlobeNewswire) Tautachrome (OTC: TTCM) today predicts the way its ARknet Platform will play in the approaching, inevitable Metaverse.

The coming Metaverse promises to be a colossal virtual version of the internet consisting of a massively scaled and interoperable network of immersive worlds where unlimited numbers of people and businesses continuously interact. It will consist of a large ecosystem of providers, developers and content creators generating the content on and collecting the revenues built on underlying platforms. (https://www.matthewball.vc/all/forwardtothemetaverseprimer.)

The Metaverse does not yet exist. But it is on its way. The tech giant Facebook has changed its name to “Meta,” and Microsoft and Nvidia are both working on their own Metaverse related activities. When the Metaverse comes, as we are certain it will, the Company’s ARknet Platform is preparing to supply it with real-world information that it will need. We are currently working to develop relationships with one or more of these tech giants to move our visions forward.

Despite its promise of unending virtual reality, the Metaverse must live in a real world with users living in the real world. User activities that take place in the real world will reflect into the Metaverse in ways that make sense and have value to the Metaverse. This will include AR information that people use to ply the real world. We intend to be a primary supplier to the Metaverse of such real-world AR information, some of which we expect to be AR information from our our own ARks, and some of which will be AR information flowing from others.

Last week we announced a new advanced Platform feature, the Portal AR feature that allows users to enter through a Portal into a virtual space created by a different user. The Platform aims to use advanced versions of this Portal AR feature to let users observe events inside the Metaverse like outside observers peering in.

Dr. Jon N Leonard, Tautachrome CEO said today “The way we see it whatever the Metaverse winds up becoming and whatever shape it takes, we want the ARknet Platform to act on the Metaverse from the outside, feeding real-world data in, and extracting virtual information out. The Portal feature could give users a cool way to see into the Metaverse without having to be inside it.”

1

Download ARknet for Android
https://play.google.com/store/apps/details?id=com.honeycombarchive.arknet

Download ARknet for iOS
https://apps.apple.com/us/app/arknet/id1466870072

About Tautachrome, Inc: Tautachrome, Inc. (OTC: TTCM) is an emerging growth company in the Internet applications space. The company has licenses, patents, and patents pending in augmented reality, smartphone image authentication, and imagery-based social networking. The company is leveraging these technologies to develop privacy and security-based applications for global business and personal use.

Tautachrome, Inc. posts important information and updates through tweets from the official Company twitter page https://twitter.com/Tautachrome

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of raising money sufficient to achieve the Company’s objectives, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome’s reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

2